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                                                                    EXHIBIT 10.9



                                   AMENDMENT


        AMENDMENT dated as of March 8, 1996 between Aurora Biosciences Corporation, a Delaware corporation (the "Company"), and Timothy J. Rink ("Rink").

        Reference is made to that certain letter (the "Letter") dated January 23, 1996 relating to the principal terms on which Rink would join the Company.

        WHEREAS, the Company was formed as of January 22, 1996 and merged with Aurora Biosciences, Inc., a California corporation ("Aurora"), on February 14, 1996 to reincorporate Aurora in Delaware, and Rink has joined the Company.

        WHEREAS, on or about the date hereof, certain persons and entities (the "Purchasers") are purchasing shares of Series A, Series B and Series C Preferred Stock of the Company (the "Preferred Stock"), which purchases will benefit the Company and its present stockholders and employees.

        WHEREAS, it is a condition to the obligations of the Purchasers to purchase the Preferred Stock that Rink and the Company enter into this Amendment, and they are willing to do so.

        NOW THEREFORE, in consideration of the foregoing and the agreements contained herein, and intending to be legally bound hereby, the Company and Rink hereby agree as follows (references to "you" herein shall mean Rink):

        1. The second sentence of the paragraph of the letter captioned "Bonuses" is hereby amended by deleting it in its entirety and replacing it with the following:

        You will also be entitled to an additional one-time bonus of $25,000 payable upon the Company closing a corporate partner collaboration within one year of the closing of the Company's first round of financing with committed payments to the Company by such corporate partner greater than $2,000,000 (excluding equity purchases and the pending collaborations with Sequana and Packard), provided that you are employed as chief executive officer of the Company at the time of such closing.

        2. The paragraph of the Letter captioned "Outside Activities" is hereby amended by deleting the second sentence of such paragraph in its entirety and replacing it with the following:

        It is further acknowledged that you will occasionally provide additional consulting services to companies which are not in competition with the Company
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        and that you are currently serving on the Board of Directors of four companies other than the Company, none of which is in competition with the Company. Notwithstanding the foregoing, with the exception of the 4 days a month you are committed to provide consulting services to Amylin and customary Board of Directors duties related to the four other Boards of which you are currently a member, you will devote substantially all of your business time, attention and services to the faithful discharge of your duties and responsibilities for the Company and, in any event, such time as is necessary to so faithfully discharge such duties and responsibilities. In addition, you will not serve on the Board of Directors of any company for which you not currently a Board member without the prior consent of a majority of the members of the Company's Board of Directors (excluding you if you are then a member of the Board).

        3. The paragraph of the Letter captioned "Employment at Will" is hereby amended by deleting it in its entirety and replacing it with the following:

Termination of
Employment by You:      Subject to the provisions of the paragraphs captioned
                        "Termination After Three Years" and "Termination of
                        Employment by You Without Advance Notice" below, you may terminate your employment with the Company upon at least six months' prior written notice to the Company. During such notice period, you will, in addition to continuing to perform your responsibilities (except to the extent determined by the Company's Board of Directors), assist the Company in the transition to a successor officer.
                        In the event you decide to terminate your employment, you shall not be entitled to any severance or other termination benefits. Subject to the provisions of the paragraphs captioned "Termination After Three Years" and
                        "Termination of Employment by You Without Advance
                        Notice" below, you agree that you will not terminate your employment with the Company without providing at least six months' prior written notice to the Company.

Termination of
Employment by You
Without Advance
Notice: It is understood that you may terminate your employment with the Company without the requirement of six months' prior written notice to the Company under the following circumstances: (i) your death; (ii) your disability or other physical or mental incapacity which renders you unable to perform your responsibilities for the Company for any 90 work days in any 180 day period; (iii) a Change of Control Transaction (as defined below) in which stockholders of the Company

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                        immediately before such event do not own more than 50%
                        of the surviving company following such event; (iv) a significant reduction in your responsibilities and powers as chief executive officer and president or your removal from either position of chief executive officer or president; (v) serious and continuing medical conditions involving a member of your immediate family which requires such amount of your attention as to make it impracticable for you to continue to perform your responsibilities for the Company; or (vi) such other unforeseeable personal circumstances beyond your control which the Board of Directors of the Company (excluding you if you are then a member of the Board), in its sole discretion, reasonably determines result in your inability to perform your responsibilities for the Company. To the extent the requirement of six months' notice is not applicable, you will make reasonable efforts to effect an efficient transition of your responsibilities and duties to a successor. Following termination of your employment in the event of one of the following situations, you will not be entitled to any severance or termination benefits.

Termination by the
Company for Cause:      The Company may immediately terminate your employment
                        "for cause" at any time without any prior written notice to you. Termination shall constitute a termination "for cause" if such termination is for one or more of the following causes, as found by the Board of Directors of the Company by a resolution duly adopted by a majority of its members, excluding you if you are then a member of the Board (a copy of which resolution shall be delivered to you):

                        (i) your substantial and continuing failure to render services to the Company substantially in accordance with your responsibilities, which materially and adversely affects or could reasonably be expected to materially and adversely affect the business, prospects, financial condition, operations, property or affairs of the Company, after 30 days' notice from the Board of Directors of the Company (so long as such failure is continuing), such notice setting forth in reasonable detail the nature of such failure;

                        (ii) the commission by you of an act of willful misconduct, fraud or embezzlement, which results in material loss, damage or injury to the Company, whether directly or indirectly, or the commission by you of any other action with the intent to injure materially the Company which could, in the reasonable opinion of the Board of Directors, result in material harm to the Company;
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                        (iii)   if you are convicted of a felony, either in
                                connection with the performance of your
                                responsibilities for the Company or which shall materially adversely affect your ability to perform your responsibilities for the Company; or

                        (iv) the commission of an act which constitutes unfair competition with the Company or with the intent of inducing any third party to breach a material contract with the Company or the willful and materially injurious unauthorized disclosure of any trade secret or confidential information of the Company.

                                In the event of a termination "for cause" pursuant to the provisions of clauses (i) through (iv) above, inclusive, you shall be entitled to no severance or other termination benefits except as required by law.

Termination by
Company without Cause:          Subject to the provisions of the paragraph
                                captioned "Termination After Three Years" below,
                                the Company may terminate your employment with
                                the Company other than "for cause" upon at least
                                six months' prior written notice to you.  During
                                such notice period, you will, in addition to
                                continuing to perform your responsibilities
                                (except to the extent determined by the
                                Company's Board of Directors), assist the
                                Company in the transition to a successor
                                officer.  Following such notice period, you
                                shall not be entitled to any severance or other
                                termination benefits except as required by law.
                                Notwithstanding the foregoing but subject to the
                                provisions of the paragraph captioned
                                "Termination After Three Years" below, the
                                Company may terminate your employment on less
                                than six months' notice, but in such event, the
                                Company will continue to pay you, as a severance
                                payment, your salary, based on your base salary
                                and in accordance with the Company's normal
                                payroll practices, during the period from the
                                date your employment terminates until the date
                                which is six months following the date on which
                                the Company gave you notice of termination;
                                provided that the Company may terminate such
                                severance payment in the event you commit any
                                action described in clauses (ii) or (iv) of the
                                preceding paragraph.  Except as set forth in the
                                preceding sentence, the Company will have no
                                further obligation to you following termination
                                of your employment, except as may be imposed by
                                law.
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Termination After
Three Years:                    On and after March 1, 1999, if you are still
                                employed with the Company on such date, your employment with the Company will be at-will, meaning that it may be terminated at any time by you or the Company upon written notice to the other, and following such termination you will not be entitled to any severance or other termination benefits except as required by law.

General Provisions
Relating to Termination:        For purposes of the preceding five paragraphs,
                                termination of your position as Chairman of the Board shall not constitute termination of your employment with the Company. In addition, for purposes of the paragraph captioned "Termination by Company without Cause", your employment will not be considered to have been terminated by the Company if the Company is acquired (a "Change of Control Transaction"), whether by merger, consolidation, sale of substantially all its assets or otherwise.

4. Rink represents to the Company that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, his carrying on of the business of the Company.

5. The provisions contained in this Amendment together with the Letter constitute the entire understanding of the parties relating to the subject matter hereof and supersede and cancel all agreements, written or oral, made prior to the date hereof relating to such subject matter, including, without limitation, Section 10.5 of that certain Employee Proprietary Information and Inventions Agreement between Rink and the Company. Except as expressly amended above, the Letter shall remain in full force and effect. Rink acknowledges that, as of the date of this Amendment, he has no right to acquire any equity securities of the Company other than the 615,000 shares purchased pursuant to that certain Restricted Stock Purchase Agreement between Rink and the Company dated February 14, 1996.

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        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


AURORA BIOSCIENCES CORPORATION                  /s/  TIMOTHY J. RINK
                                                -------------------------------
                                                Timothy J. Rink



By: /s/  John T. Hendrick
    ----------------------------

Title: VP Finance
       -------------------------
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                     [AURORA BIOSCIENCES, INC. LETTERHEAD]

                                                               January 23, 1996

Timothy J. Rink, M.A., M.D., Sc.D.
5666 La Jolla Blvd. #5
La Jolla, CA 92037

Dear Tim:

This letter is a formal offer setting forth the principal terms for you to join Aurora Biosciences, Inc., a to-be-formed California corporation (the "Company"), which will be located in San Diego, California.

Position:               Chairman, President and Chief Executive Officer

Initial
Responsibilities:       Serve as the Company's chairman and chief executive
                        officer responsible for all aspects of the Company's operations and reporting to the Board of Directors.

Compensation:           Your monthly compensation will be $20,833.33 per month.

Bonuses: You will be entitled to a $25,000 bonus payable upon the Company closing a first round of financing with a premoney valuation in excess of $3,000,000. You will also be entitled to an additional one-time bonus of $25,000 payable upon the Company closing a corporate partner collaboration within one year of the closing of the Company's first round of financing with committed payments to the Company greater than $2,000,000 (excluding equity purchases and the pending collaborations with Sequana and Packard).


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Page 2
Timothy J. Rink, M.A., M.D., Sc.D.
January 23, 1996



Equity:                 You will be entitled to purchase at fair market value
-------                 twenty and one-half percent (20.5%) of the common stock
                        of the Company (615,000) shares set aside for founders, initial employees, consultants and directors (a total of three million (3,000,000) shares. As of January 31, 1996, forty five thousand twelve (45,012) of your shares will be vested. Of the remaining shares, five hundred thousand four hundred (500,400) shares and sixty nine thousand five hundred eighty eight (69,588) shares will vest monthly over a three-year period at the rate of one thirty-sixth (1/36) of such shares each month beginning
                        February 1, 1996 based on your continued service as the Company's Chief Executive Officer and Chairman, respectively.


Benefits:               You will be entitled to receive standard medical and
---------               dental insurance benefits for yourself similar to those
                        typically afforded in similar-sized biotechnology companies. In addition, the Company will pay the premiums on a $500,000 term life insurance policy and a disability insurance policy. The Company will also make its best efforts to obtain Directors and officers liability insurance under terms and conditions which the Board of Directors find to be reasonable. You will also be provided with a Company-paid mobile phone.


Vacation:               You will be entitled to 22 days per year of paid
---------               personal leave. If Aurora establishes a Company policy
                        to close between Christmas and News Year's, such time off will not count against the 22 days.


Outside Activities:     It is acknowledged that you are committed to spend up
-------------------     to 4 days a month providing consulting services to
                        Amylin Pharmaceuticals, Inc. and that you have a non-compete agreement with Amylin. It is further acknowledged that you will occasionally provide additional consulting services and that you are currently serving on the Board of Directors of other companies which are not in competition with Aurora.
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Page 3
Timothy J. Rink, M.A., M.D., Sc.D.
January 23, 1996


Employment at Will:     Your employment will be at will, which means it may be
                        terminated at any time by you or the Company with or without cause.

Start Date:             February 1, 1996.

I am excited about Aurora's prospects for success, and I look forward to your joining the Company.

                                Sincerely,


                                /s/ Kevin J. Kinsella
                                Kevin J. Kinsella
                                Founding Chairman and
                                Chief Executive Officer

SIGNED AND AGREED TO:

/s/ Timothy J. Rink
--------------------------
Timothy J. Rink, M.A., M.D., Sc.D.

Date: 1/29/96
     ---------------------